Exhibit 10.2
TRANSITION CONSULTING AGREEMENT

This Transition Consulting Agreement (the “Agreement”) is made and entered into as of December 18, 2018 and effective on June 30, 2019 (the “Effective Date”), by and among Northfield Bancorp, Inc., a Delaware corporation (“Bancorp”), Northfield Bank, a federally chartered savings bank (the “Bank,” and, collectively with Bancorp, “Northfield”) and Kenneth J. Doherty, Executive Vice President and Senior Credit Advisor of the Bank (“Doherty”).

WHEREAS, Doherty intends to retire as an employee from the Bank and its affiliates, and the parties mutually desire to arrange for his retirement from the Bank and its affiliates, under the terms set forth herein;

WHEREAS, Northfield wishes to take advantage of, and Doherty wishes to provide, Doherty’s extensive knowledge of the lending practices of the Northfield and the Northfield market area and customer base and to allow for an orderly transition;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retirement; Employment Until Effective Date.

A. As of the Effective Date, Doherty shall retire from all his officer and employee positions with the Bancorp, the Bank, and their affiliates.   Doherty acknowledges and agrees that, following the Effective Date, he will remain subject to all policies of general applicability to retired executives of the Bancorp and the Bank.

B. Pending the Effective Date, Doherty will continue in the role of Executive Vice President and Senior Credit Advisor of the Bancorp and the Bank and (i) receive his regular base salary, and (ii) be eligible to participate in the Bancorp’s and the Bank’s benefits plans in which he is currently participating on the terms stated in such plans.

C. As of the Effective Date, except as provided under Section 22 herein, Doherty’s employment agreement with the Bank, dated as of December xx, 2018 and effective as of January 1, 2019 (the “Employment Agreement”) shall terminate and shall thereafter be without force or effect.

D. The execution of this Agreement and the attached Waiver and Release (Exhibit A) shall not affect Doherty’s rights and entitlements (including the timing, form and amount of payments) under the Northfield plans and programs in which he participates prior to the Effective Date and, in each case, such rights and entitlements shall be determined solely by reference to the terms of such plans and programs and any individual award agreement provided to Doherty thereunder.

E. Doherty acknowledges that, as of the Effective Date, in accordance with the terms of his restricted stock award agreements, dated June 11, 2014 and May 27, 2015, respectively, and stock option agreements, dated June 11, 2014 and May 27, 2015, respectively, Doherty will forfeit any unvested restricted shares of common stock and any unvested stock options. Doherty further acknowledges that his vested stock options will remain exercisable for three months after June 30, 2019.

2. Transition Consulting Services.  Commencing on the day following the Effective Date, the Bank agrees to retain Doherty as an independent consultant, and Doherty agrees to render transition consulting services to the Bank, for a period of six (6) months (the “Consulting Period”), unless such consulting arrangement is terminated pursuant to Section 2C hereof. Doherty will report to the Chief Executive Officer of the Bancorp, or their designee.

A. The Bank hereby engages Doherty to provide during the Consulting Period such services of a consulting or advisory nature as the Bank may reasonably request with respect to its business and matters within Doherty’s area of responsibility while employed by the Bank and other matters within his expertise. Doherty shall be reasonably available to the Chief Executive Officer by telephonic or other electronic means for a total of up to 15 hours per week to consult on relevant Northfield matters, including market conditions, customers and community relations, and operational matters. Doherty shall act solely in a consulting capacity hereunder and shall not have authority to act for Northfield or to give instructions or orders on behalf of Northfield or otherwise to make commitments for or on behalf of Northfield. Doherty shall not be an employee of Northfield during the Consulting Period but shall act in the capacity of an independent contractor and Northfield will provide Doherty with a Form 1099 for compensation related to the consulting services.  Northfield shall not exercise control over the detail, manner or methods of the performance of the services by Doherty during the Consulting Period or have control over the location at which Doherty performs services.

B. As full and complete compensation for any and all services which Doherty may render as a consultant during the Consulting Period:

i. The Bank shall pay Doherty an aggregate consulting fee of $100,000 over the Consulting Period, payable monthly, in arrears, at the rate of approximately $16,666.67 per month, within ten (10) business days following the prior month end. If Doherty consults for less than three (3) months during a quarter, such payment shall be reduced proportionately to reflect the actual period for which he consulted during such quarter.

ii. Except as is expressly provided in this Agreement, Doherty shall not receive nor be entitled to participate in any Northfield benefits or benefit plans available to employees of Northfield with respect to the work done during the Consulting Period, provided, however, that nothing herein shall prevent Doherty from participating in any Northfield Bank health plan subject to the continued health care coverage provisions of COBRA.

iii. During the Consulting Period, Doherty shall be provided reasonable access to office space and administrative support services at the Bancorp’s headquarters, and shall be reimbursed for reasonable pre-approved expenses directly related to his consulting assignments, subject to applicable Bank policies on expense reimbursement. All expenses will be submitted to the Chief Executive Officer of the Bank for his consideration and approval.

iv. Doherty acknowledges that he is, and shall be, solely responsible for the payment of all federal, state and local taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided pursuant to the terms of this Agreement.

C. The Bank may terminate the Consulting Period at any time and for any reason (or no reason) by providing Doherty with fifteen (15) days advance written notice of such termination, except in the case of a termination of the Consulting Period by the Bank for “Cause” (as defined below), which shall be effective immediately. In addition, the Consulting Period shall terminate upon the occurrence of a “change in control” of the Bancorp or the Bank (as defined for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder).  For purposes of this Agreement, “Cause” shall mean termination because of Doherty’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act on the part of Doherty shall be considered “willful” unless it is done, or omitted to be done, by Doherty in bad faith or without reasonable belief that Doherty’s action or omission was in the best interests of the Bank. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Doherty shall have ten (10) business days from the delivery of written notice by the Bank within which to cure any acts constituting Cause.

D. Upon termination of the Consulting Period for any reason, other than for Cause as defined in item C immediately above, the Bank shall pay to Doherty any earned but unpaid Consulting Fees for services rendered prior to such termination and shall reimburse Doherty for any pre-approved business expense incurred prior to such termination and for which Doherty would be entitled to reimbursement. In addition, upon an early termination of the Consulting Period (i) by the Bank without Cause or (ii) the occurrence of a change in control (as defined above), Doherty shall be entitled to a lump sum cash payment equal to the Consulting Fees otherwise payable through the expiration of the Consulting Period but for its early termination. Any amounts payable upon termination shall be paid within ten (10) business days of the date of termination. Except as provided in the immediately preceding two sentences, upon any termination of the Consulting Period, the Bank shall have no further obligation to Doherty under this Agreement. In addition, upon early termination of the Consulting Period for any reason, the obligations of Sections 3, 4, 5, 7, 18, 19, Exhibit A shall survive such termination.  For purposes of this Agreement, “disability” shall have the same meaning as under Section 409A(a)(2)(C) of the Code.

3. Restrictive Covenants.

A. During the Consulting Period, Doherty will not, within twenty-five (25) miles of any office or branch location in which Northfield was conducting business as of the Effective Date, engage in “Competition” with Northfield. For purposes of this Agreement, “Competition” shall mean Doherty’s:

(i)  engaging in, including without limitation, consulting or start-up activities for Doherty’s own account or any third party, the business of banking; or

(ii)  acquiring an economic ownership interest in, or otherwise directly or indirectly being employed by or acting as a consultant, or render any services to, or being a director, officer, employee, principal, agent, stockholder, manager, member, owner or partner of, employer of, or permitting his name to be used in connection with the activities of any other business or organization (a “Competing Business”) which engages in, or is preparing to engage in, the business of banking or the provision of financial services; provided, however, that, notwithstanding the foregoing, it shall not be a violation of this paragraph for Doherty to become the registered or beneficial owner of up to two (2%) percent of any class of the capital stock of a Competing Business registered under the Securities Exchange

Act of 1934, as amended (the “Exchange Act”), provided that Doherty does not otherwise participate in the business of such corporation and (ii) this paragraph shall not affect Doherty’s service on the board of directors of any other entity if such service is not prohibited by any policies applicable to Northfield Board members generally and does not otherwise constitute “Competition” by Doherty.

B. During the Consulting Period, Doherty will not in any manner, directly or indirectly:

(i)  solicit (or cause, or authorize, to be solicited), divert or otherwise attempt to obtain the business of any person or entity who or which is, or has at any time within three (3) years prior to the date of such action been, a customer, supplier, licensee or business relation of the Bancorp or the Bank for any purpose which is competitive with the Bancorp, Bank or an affiliate’s business;

(ii)  intentionally disturb or attempt to disturb in any adverse respect any business relationship between any person or entity and the Bancorp, Bank or any affiliate;

(iii)  seek or attempt to persuade, induce or encourage any director, officer, employee, consultant, advisor or other agent of the Bancorp or the Bank to discontinue their employment therewith or to become employed or otherwise engaged in a Competing Business; and

(iv)  solicit or employ, or otherwise hire or engage as an employee, independent contractor, consultant, advisor or otherwise, any person at any time within six (6) months following the date of cessation of employment of such person or the termination of such person’s other status, as the case may be, with the Bancorp or the Bank.

Notwithstanding anything herein to the contrary, Doherty also acknowledges that the non-solicitation provisions in Section 11(a) of his prior employment agreement, effective as of January 1, 2019, also remain in effect through June 30, 2020.

C. During the Consulting Period and at all times thereafter, Doherty shall keep secret and retain in strictest confidence, any and all Confidential Information (as defined below) relating to Northfield and its affiliates, and shall use such Confidential Information only in furtherance of the performance by him of his duties as a consultant or a director and not for personal benefit or the benefit of any interest adverse to the interests of Northfield or its affiliates.   For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information including, without limitation, plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, printed, electronic or magnetic, that can be communicated by whatever means available at such time, that relates to Northfield and its affiliates current business or future business contemplated during the period Doherty serves as a consultant, products, services and/or developments, or information received from others that Northfield or its affiliate(s) treats as confidential or proprietary, and Doherty shall not disclose such Confidential Information to any person other than Northfield or its employees, directors or agents, except as may be required by law or court or administrative order (in which event Doherty shall so notify the Bank as promptly as practicable).  For the avoidance of doubt, Confidential Information shall also include Confidential Information made available to Doherty prior to the Effective Date. Notwithstanding anything herein to the contrary, Doherty acknowledges that the confidentiality provisions in Section 11(c) of his prior employment agreement, effective as of January 1, 2019, also remain in effect.

D. Doherty hereby acknowledges that the business of Northfield is highly competitive. Doherty further acknowledges that his service to Northfield will be of a special and unique character, and that he will continue to be identified personally with Northfield. Doherty also acknowledges that service as a consultant of the Bank may require that he have access to Northfield’s confidential business information, trade secrets and proprietary information. The parties therefore acknowledge that the restrictions contained in this Section 3 are a reasonable and necessary protection of the immediate interests of Northfield, and any violation of these restrictions would cause substantial injury to Northfield and that the Bank would not have entered into this Agreement without receiving the additional consideration offered by Doherty in binding himself to these restrictions.

E. In accordance with the Defend Trade Secrets Act of 2016, Doherty will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state or local government official or an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

In addition, if Doherty files a lawsuit alleging retaliation for reporting a suspected violation of law, Doherty may disclose trade secrets to his attorney and use the trade secret information in the court proceeding if he: (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret except pursuant to court order.

4. Mutual Nondisparagement.  Doherty agrees that at all times he shall refrain from publicly making, and shall not cause any other person or entity to publicly make, any disparaging statements about Northfield or its affiliates’ or any of its or their directors, shareholders, advisors, representatives, officers, partners, agents or current or former employees. Northfield agrees to cause its officers and directors (as such terms are used for purposes of Section 16 of the Exchange Act) to refrain from publicly making, and shall not cause any other person to publicly make, any disparaging statements about Doherty. Nothing in this provision shall be construed as preventing any party from testifying truthfully under oath in a deposition or other legal proceeding or filing or governmental investigation. For purposes of this Section 4, internal communications to and among current management employees, directors or legal counsel or accountants of Northfield are not considered communications to third parties.

5. Confidentiality of Agreement.  Doherty and the Bank recognize that the Bancorp will file this Agreement as an exhibit to public securities filings and may also disclose this Agreement and the exhibits hereto as may be required by law or legal proceedings. The parties mutually agree that they, and each of them, will keep the circumstances underlying the negotiation and/or drafting of this Agreement, including Exhibit A, strictly confidential, will not disclose any such information in any way other than as provided herein, and will not make any representation or other communication (orally or in writing) regarding any such information to anyone, for any reason whatsoever, without the express written consent of the other, unless the disclosure, representation or communication: (A) is to counsel or financial or other professional advisors of Doherty or Northfield, as applicable, and is necessary for the rendition of professional advice to Doherty or Northfield, as applicable (the restrictions stated in this Section 5 shall automatically apply to the applicable counsel, financial and/or professional advisor, and Doherty or Northfield, as applicable, shall so advise such attorney, financial and/or professional advisor); (B) if by Doherty, is to a member of his immediate family (the restrictions stated in this Section 5 shall automatically apply to such immediate family member and Doherty shall so advise such immediate family member); (C) if by Northfield, is to its employees who have a business need to know such information, to any insurer or, consistent with business necessity, to any other individual or entity (the restrictions stated in this Section 5 shall automatically apply to such employees, insurer or any other such individual or entity and Northfield shall so advise such individuals or entities); or

(D) is for the purpose of enforcing this Agreement or any other agreement between Doherty and Northfield or any of its affiliates.

6. Waiver and Release. In consideration for Doherty’s execution of, and compliance with, this Agreement, including but not limited to the provisions of Section 3, and the simultaneous execution of the Waiver and Release attached hereto as Exhibit A, the Bank has agreed to enter into the consulting relationship with Doherty following the Effective Date. This consideration is provided subject to the binding execution, without revocation prior to the 8th day following execution by Doherty of the Waiver and Release agreement. The Bank’s obligation to enter into the consulting relationship shall cease in the event Doherty fails to execute the Waiver and Release, and no payment shall be made until the expiration of the seven-day revocation period following execution of the Waiver and Release agreement, provided that such payments shall accrue from the Effective Date. If Doherty signs the Waiver and Release on a date prior to the Effective Date, then, notwithstanding anything in this Agreement to the contrary, the following shall apply: (i) following the Effective Date, Doherty must execute the certificate included as Exhibit B to this Agreement and return it to the Bank and (ii) the revocation period referenced above will begin again on the date Employee executes the certificate.  If Doherty fails to execute the certificate within twenty one (21) days after the Effective Date, or executes the certificate but revokes within the seven (7) day revocation period, the Bank will have no obligation with respect the consulting relationship and the consideration to be provided therefor.

7. Indemnification.  Doherty shall be entitled to the protection of the Bancorp and Bank’s Certificate of Incorporation/Charter (as appropriate) and Bylaws and any insurance and corporate indemnification policies Northfield shall elect to maintain generally for the benefit of its directors and officers against or with respect to all costs, charges and expenses incurred or sustained by Doherty in connection with any action, suit or proceeding to which Doherty may be made a party by reason of having been a director or officer of the Bancorp or the Bank or any of its affiliates. With respect to Doherty’s actions during the Consulting Period, the Bank shall indemnify Doherty to the same extent as it indemnifies other consultants and/or directors, as appropriate, and shall pay, or reimburse Doherty for, reasonable attorneys' fees and expenses incurred by Doherty in connection with his defense in any related proceedings as such fees and expenses are incurred, subject to the provision of documentation thereof (subject to any undertaking required under the Certificate of Incorporation/Charter or Bylaws; provided that this sentence shall not apply with respect to any action, claim or controversy in which Doherty and Northfield are adverse parties or as prohibited by applicable law, rule or regulation.

8. Nonassignability. Except for those rights that may accrue to Doherty’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Doherty, nor shall it be subject to attachment or legal process for or against Doherty.

9. Entire Agreement; Modification. Except as provided herein, this Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relative to that subject matter including, without limitation, the Employment Agreements. No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement. No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement.

10. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

11. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to such other address as either party may designate from time to time by written notice so given:

To the Bank:

Northfield Bank
581 Main Street, Suite 810
Woodbridge, New Jersey 07095
Attn: Director of Human Resources

To the Bancorp:

Northfield Bancorp, Inc.
581 Main Street, Suite 810
Woodbridge, New Jersey 07095
Attn: Director of Human Resources

To the Corporate Secretary and General Counsel: at the address of record of the Bancorp

To Doherty: at the address of record in the Bank’s personnel files.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

12. Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of Northfield. Doherty’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of Northfield.

13. Income Tax Withholding. Doherty acknowledges that payments made to him by the Bank or the Bancorp after the Effective Date, other than in his capacity as a consultant, may be subject to withholding of federal, state, or local taxes to the extent required by applicable law.

14. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, the provision will be automatically amended to the minimum extent necessary to cure the invalidity, illegality or unenforceability and permit enforcement, and such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

16. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

17. Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may Doherty, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Bank may, in consultation with Doherty, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Doherty’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.  The Bank acknowledges and agrees that a “separation from service” within the meaning of Section 409A will occur upon Doherty’s retirement as of the Effective Date.

18. Arbitration.  Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Middlesex County, New Jersey in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction.  Notwithstanding the foregoing, the Bancorp or Bank shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of or continuation of any violation of the provisions of Section 3, and Doherty hereby consents that such restraining order or injunction may be granted without requiring the Bancorp or the Bank to post a bond or prove that money damages for violations of the non-competition provision would be difficult to calculate and that remedies at law would be inadequate. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA roster of arbitrators shall be selected as an arbitrator. Within twenty (20) days following the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys' fees in connection with an arbitration, and the costs of the arbitrator and the AAA's administrative fees shall be split evenly between the parties.

19. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of law principles.

20. Terms. For purposes of this Agreement, the term “affiliate” means any subsidiary of the Bancorp, including the Bank, or any subsidiary of the Bank.

21. Successor Obligations. The Bancorp, Bank or their affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bancorp or Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bancorp, Bank or their affiliates would be required to perform it if no such succession had taken place. As used in this Agreement, Northfield, the Bancorp and the Bank shall include any successor to their business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.  Doherty’s obligations hereunder shall be binding upon his successors, heirs, administrators and executors.

22. Coordination with Employment Agreement.  Notwithstanding any provision of this Agreement to the contrary, if, prior to the Effective Date, the Bancorp and/or the Bank (or any successor thereto) pays, or becomes obligated to pay, a severance benefit to Doherty under the Employment Agreement, this Agreement shall terminate as of such date without further action of the parties and neither the Bancorp, the Bank nor Doherty shall have any obligation hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NORTHFIELD BANCORP, INC.
NORTHFIELD BANK
Attest:

/s/ M. Eileen Bergin	/s/ Steven M. Klein
Secretary	Steven M. Klein President and Chief Executive Officer of Northfield Bank and Northfield Bancorp, Inc.
Attest:

/s/ M. Eileen Bergin	/s/ Kenneth J. Doherty
Secretary	Kenneth J. Doherty

Exhibit A
Dated: December 18, 2018
WAIVER AND RELEASE

In exchange for the consideration (the “Benefits”) offered under the Transition Consulting Agreement between Northfield Bancorp, Inc. (“Bancorp”), Northfield Bank (the “Bank”) and me executed on December 18, 2018 (the “Agreement”), which was offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Bancorp, the Bank and their predecessors, successors and assigns (collectively referred to as “Northfield”), all of the affiliates (including parents and subsidiaries) of Northfield (collectively referred to as the “Affiliates”) and Northfield’s and Affiliates’ directors and officers, employees, agents and the employee benefit plans and programs (“Employee Benefit Plans”), administrators and fiduciaries of Northfield and each of the entities affiliated with Northfield, (collectively, with Northfield and Affiliates, referred to herein as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from Northfield or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of Bancorp, (4) any rights under any equity plans of Bancorp, (5) any rights to payments under any Employee Benefit Plans, (6) rights under the Agreement  and (7) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that Northfield has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal forum regarding or relating in any way to my employment with or separation from Northfield or the Affiliates and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from Northfield or the Affiliates. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; The New York Human Rights Law; The New York Executive Law; The New York Labor Law; The New York Civil Rights Law; The New York City Human Rights Law; The New York City Charter and Administrative Code; New Jersey Law Against Discrimination; the New Jersey Civil Rights Act; the New Jersey Family Leave Act; the New Jersey State Wage and Hour Law; the Millville Dallas Airmotive Plant Job Loss Notification Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim; the New Jersey Public Employees' Occupational Safety and Health Act; the New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; any other New Jersey statute, law, rule, or regulation relating to labor and employment, including but not limited to, any claim for unpaid wages and/or penalties; claims in connection with workers’ compensation statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of Northfield, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

I understand and agree that I would not receive the Benefits (as defined above), except for my signing and non-revocation of this Waiver and Release.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against Northfield to enforce Northfield’s obligations under the Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Northfield’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission (“SEC”) or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).
In addition, nothing in this Agreement prohibits or prevents me from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, including the EEOC, U.S. Department of Justice, the National Labor Relations Board, the SEC, the Congress or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, nor am I required under this Agreement to disclose to Northfield any such reports or disclosure. However, to the maximum extent permitted by law, I agree that if such an administrative claim is made, I shall not be entitled to recover any individual monetary relief or other individual remedies.
This Agreement shall not affect my vested benefits under any tax-qualified plan, nonqualified plan or rights, if any, to health care continuation benefits under COBRA.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.   If the general release language is found to be illegal or unenforceable, I agree to execute a binding replacement release.

I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and Northfield or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and Northfield or any other member of the Corporate Group.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by the Bank’s Director of Human Resources (or, in the event of mailing, postmarked on or before the seventh day), in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, Northfield shall have no obligation to provide me with the Benefits. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of Northfield or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Attest:

/s/ M. Eileen Bergin	/s/ Steven M. Klein
Secretary	Steven M. Klein President and Chief Executive Officer of Northfield Bank and Northfield Bancorp, Inc.

Attest:	December 18, 2018
/s/ M. Eileen Bergin	/s/ Kenneth J. Doherty
Secretary	Kenneth J. Doherty

December 18, 2018

Exhibit B

Termination Certificate

I, Kenneth J. Doherty, previously executed a Waiver and Release, dated as of December 18, 2018, pursuant to my Retirement and Transition Consulting Agreement with Northfield Bank (the “Bank”) executed on December 18, 2018 (the “Agreement”).  The terms and conditions set forth in the Waiver and Release are incorporated by reference in this Termination Certificate.

I hereby acknowledge and agree to the following:

(1)      I retired as an officer of Northfield and its affiliates on June 30, 2019, which was after the date I executed the Waiver and Release.

(2)      A blank copy of this Termination Certificate was attached to the Agreement as Exhibit B and its purpose was described in Section 6 of the Agreement.  I was advised to discuss the Agreement, the Waiver and Release and this Termination Certificate, with an attorney before executing either document.

(3)      I understand that I have twenty-one (21) days to consider my decision to sign this Termination Certificate.  I understand that the Benefits (as such term is defined in the Waiver and Release) will only be provided if I sign this Termination Certificate before the 21-day period expires and do not revoke it within seven (7) days after I sign it by providing written notice of such revocation to the Chief Executive Officer of Bancorp and the Bank.

(4)      By my signature below, I acknowledge and agree that the Waiver and Release (i) is to be applied as if I signed it on the day I signed this Termination Certificate and (ii) that this Termination Certificate extends my waiver and release of claims under the Waiver and Release to any claims that arose during the period beginning on the date I signed the Waiver and Release through my last day of employment on June 30, 2019.

Attest:

Secretary	Kenneth J. Doherty

Date: